EXHIBIT 99.1

THE CHEESECAKE FACTORY INCORPORATED

YEAR 2000 OMNIBUS PERFORMANCE STOCK INCENTIVE PLAN

MAY 18, 1999

AMENDED AND RESTATED APRIL 5, 2004

TABLE OF CONTENTS

ARTICLE I PURPOSE

ARTICLE II DEFINITIONS

ARTICLE III SHARES SUBJECT TO PLAN
3.1	TOTAL NUMBER OF SHARES AVAILABLE.
3.2	SOURCE OF SHARES.
3.3	SHARES EXPIRED OR OTHERWISE TERMINATED.
3.4	ADDITIONAL RESTRICTIONS.

ARTICLE IV ADMINISTRATION
4.1	COMMITTEE TO ADMINISTER PLAN.
4.2	GRANT COMMITTEE.
4.3	DETERMINATIONS TO BE MADE BY THE COMMITTEE AND THE GRANT COMMITTEE.
4.4	NO AUTHORITY TO RE-PRICE.
4.5	INTERPRETATION OF PLAN.
4.6	WAIVER.
4.7	LIMITED LIABILITY.

ARTICLE V ELIGIBILITY

ARTICLE VI OPTIONS
6.1	TERMS AND CONDITIONS OF OPTIONS.
6.2	PURCHASE PRICE.
6.3	PAYMENT AND EXERCISE OF OPTIONS PRICE.
6.4	MAXIMUM TERM.
6.5	TERMINATION OF OPTION.
6.6	EXERCISE OF OPTIONS.

ARTICLE VII STOCK APPRECIATION RIGHTS

ARTICLE VIII RESTRICTED SHARES

ARTICLE IX DEFERRED SHARES

ARTICLE X PERFORMANCE SHARES AND PERFORMANCE UNITS

ARTICLE XI EFFECT OF CERTAIN CHANGES
11.1	ANTI-DILUTION.
11.2	CHANGE IN PAR VALUE.
11.3	RIGHTS OF GRANTEES.

ARTICLE XII AMENDMENT AND TERMINATION

ARTICLE XIII ISSUANCE OF SHARES AND COMPLIANCE WITH SECURITIES REGULATIONS

ARTICLE XIV APPLICATION OF FUNDS

ARTICLE XV NOTICE

ARTICLE XVI WITHHOLDING TAXES

ARTICLE XVII TERM OF PLAN

ARTICLE XVIII NO CONTRACT OF EMPLOYMENT; NO ASSIGNMENT
18.1	NO CONTRACT, COMMITMENT OR GUARANTEE OF EMPLOYEMENT.
18.2	TRANSFERABILITY.

ARTICLE XIX EFFECTIVENESS OF THE PLAN

ARTICLE XX CAPTIONS

ARTICLE XXI GOVERNING LAW

THE CHEESECAKE FACTORY INCORPORATED

YEAR 2000 OMNIBUS PERFORMANCE STOCK INCENTIVE PLAN

AS AMENDED AND RESTATED

ARTICLE I
PURPOSE

          The purpose of THE CHEESECAKE FACTORY INCORPORATED YEAR 2000 OMNIBUS PERFORMANCE STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED (the “Plan”), is to provide a performance based incentive to Grantees who are making and can continue to make substantial contributions to the success of the Company and its Subsidiaries by providing such Grantees with an opportunity to acquire a proprietary interest in the Company through the grant and exercise of Awards. It is the judgment of the Board that the acquisition of a proprietary interest in the Company by Grantees will increase their personal interest in the growth and progress of the Company, thereby promoting the interests of the Company and all its stockholders.

ARTICLE II
DEFINITIONS

          The following words and terms as used herein shall have that meaning set forth therefor in this Article II, unless a different meaning is clearly required by the context. Whenever appropriate, words used in the singular shall be deemed to include the plural and vice versa, and the masculine gender shall be deemed to include the feminine gender.

          AWARD shall mean any Option, Stock Appreciation Right, Restricted Shares, Deferred Shares, Performance Shares or Performance Unit.

          BASE PRICE shall mean the price to be used as the basis for determining the Spread upon the exercise of a Freestanding Stock Appreciation Right.

          BOARD shall mean the Board of Directors of the Company.

          CAUSE shall mean a finding by the Committee, that the Grantee:

               (a)  is or has been dishonest, incompetent or negligent in the discharge of such Grantee’s duties to the Company; or has refused to perform stated or assigned duties; (b) has committed an act of theft, embezzlement or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, recipes, processes, customer lists, employee lists, trade secrets or other confidential or proprietary information; (c) has committed a breach of fiduciary duty, or a material violation of any law, rule or regulation or rule, policy or procedure of the Company or an affiliate; (d) has been convicted of a felony or misdemeanor (other than minor traffic violations or similar offenses); (e) has materially breached any of the provisions of any agreement with the Company or an affiliate thereof; (f) has engaged in unfair competition with, or otherwise acted intentionally in a manner injurious to the reputation, business or assets of, the Company or an affiliate; (g) has intentionally or negligently caused the Company to be subject to fine, citation, shut down, or other disciplinary action by any federal, state or local governmental body, including without limitation a department of health, occupational safety, alcoholic beverage control, or immigration; (h) has caused a fire, explosion or other catastrophic event involving the Company’s facilities or equipment that could have been reasonably avoided by following the Company’s policies and procedures; (i) has failed to comply (or personnel under the direction of the Grantee has failed to comply) with the Company’s policies and procedures concerning the occurrence, reporting, and investigation of any harassment or discrimination complaint; (j) has induced a customer to break or terminate any contract with the Company or an affiliate; (k) has induced any principal for whom the Company or an affiliate acts as agent to terminate such agency relationship; (l) has failed to adhere to the Company’s Code of Ethics and Code of Conduct; (m) has failed to maintain a safe and secure workplace; or (n) has solicited the employment of any of the Company’s agents or employees to work for another business entity.

          CODE shall mean the Internal Revenue Code of 1986, as amended from time to time.

          COMMITTEE shall mean the Compensation Committee of the Board.

          COMMON STOCK shall mean the shares of common stock, $.01 par value, of the Company, and any other securities of the Company to the extent provided in Article XI.

          COMPANY shall mean The Cheesecake Factory Incorporated, a Delaware corporation, and any successor.

          DEFERRAL PERIOD shall mean the period of time during which Deferred Shares are subject to deferral limitations under Article IX.

          DEFERRED SHARES shall mean an Award pursuant to Article IX of the right to receive Common Stock at the end of a specified Deferral Period.

          DISABILITY shall mean the permanent and total disability of a person within the meaning of Code Section 22(e)(3), substantiated in such manner or form as the Committee may require.

          EMPLOYEE shall mean any individual employed by the Company or a Subsidiary, with the exception of executive officers and directors of the Company.

          FAIR MARKET VALUE shall have the meaning set forth in Article 6.2 herein.

          FREESTANDING STOCK APPRECIATION RIGHT shall mean a Stock Appreciation Right granted pursuant to Article VII, which is not granted in tandem with an Option or similar right.

          GRANT COMMITTEE shall mean the Grant Committee as defined in Article 4.2.

          GRANT DATE shall mean the date of grant of an Award as specified in a Grant Notice.

          GRANT NOTICE shall mean the Notice of Grant accompanying a Stock Option Agreement or any other agreement accompanying an Award, pursuant to which Grantee has been informed of the basic terms of the Award granted under the Plan.

          GRANTEE shall mean an Employee who is granted an Award under this Plan.

          INCENTIVE STOCK OPTION shall mean an Option, which satisfies the requirements of Code Section 422.

          NONQUALIFIED STOCK OPTION shall mean an Option that is not intended to qualify as an Incentive Stock Option.

          OPTION shall mean an option granted under this Plan.

          OPTION PRICE shall have the meaning set forth in Article 6.2.

          OPTION AGREEMENT shall mean a written agreement evidencing the right to purchase shares of Common Stock pursuant to the terms of this Plan and any other document specifically incorporated therein by reference.

          PERFORMANCE OBJECTIVES shall mean, as determined by the Committee, the performance objectives established pursuant to this Plan for grants of Awards and/or for Grantees who have received grants of Awards. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Employee or Grantee or the Subsidiary, division, department or function within the Company or Subsidiary in which the Employee or Grantee is employed. Any Performance Objectives applicable to

Awards to the extent that such an Award is intended to qualify as “performance-based compensation” under Code Section 162(m) shall be limited to specified levels of or increases in the Company’s or Subsidiary’s return on equity, earnings per share, total earnings, earnings growth, return on capital, return on assets, economic value added, earnings before interest and taxes, sales growth, gross margin, return on investment, increase in the Fair Market Value of the Common Stock, share price (including, but not limited to, growth measures and total shareholder return), net operating profit, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investments (which equals net cash flow divided by total capital), internal rate of return, increase in net present value or expense targets. Except in the case of such an Award intended to qualify under Code Section 162(m), if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.

          PERFORMANCE PERIOD shall mean a period of time established under Article X within which the Performance Objectives are to be achieved, which period shall not be less than one (1) year.

          PERFORMANCE SHARE shall mean a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Article X.

          PERFORMANCE UNIT shall mean a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Article X.

          PLAN shall mean The Cheesecake Factory Incorporated Year 2000 Omnibus Performance Stock Incentive Plan, as set forth herein and as amended from time to time.

          RESTRICTED SHARES shall mean Common Stock granted under Article VIII, subject to a substantial risk of forfeiture.

          SECURITIES ACT means the Securities Act of 1933, as amended, as now in effect or as hereafter amended.

          SPREAD shall mean, in the case of a Freestanding Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Base Price specified in such right or, in the case of a Tandem Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Option Price specified in the related Option.

          STOCK APPRECIATION RIGHT shall mean the right to receive from the Company an amount determined by the Committee and expressed as a percentage (not exceeding 100 percent) of the Spread at the time of the exercise of such right.

          SUBSIDIARY shall mean any corporation or other entity that qualifies as a “subsidiary” of the Company with respect to a registration statement on Form S-8 under the Securities Act of 1933, as amended, provided that for the purposes of determining whether any individual may be a Grantee of Incentive Stock Options, “subsidiary” means any corporation that at the time qualifies as a subsidiary of the Company under the definition of “subsidiary corporation” contained in Code Section 424(f).

          TANDEM STOCK APPRECIATION RIGHT shall mean a Stock Appreciation Right granted pursuant to Article VII, which is granted in tandem with an Option or any similar right granted under any other plan of the Company.

ARTICLE III
SHARES SUBJECT TO PLAN

          3.1  TOTAL NUMBER OF SHARES AVAILABLE.  The maximum number of shares of Common Stock available for issuance hereunder shall be 10,347,300 (subject to adjustment as provided below in Article XI hereof).

          3.2   SOURCE OF SHARES.  The shares of Common Stock issued hereunder shall be made available either from the authorized but unissued shares of Common Stock or from any outstanding shares of Common Stock which have been reacquired by the Company.

          3.3  SHARES EXPIRED OR OTHERWISE TERMINATED.  Any shares of Common Stock granted under the Plan that are forfeited because of the failure to meet a contingency or condition shall again be available for delivery pursuant to new Awards granted under the Plan. To the extent any shares of Common Stock covered by an Award are not delivered to a Grantee or beneficiary because the Award is forfeited or canceled, or the shares of Stock are not delivered because the Award is settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

          3.4 ADDITIONAL RESTRICTIONS.  Subject to adjustment as provided below in Article XI hereof, the following additional maximums are imposed under the Plan:

                    (i)  The maximum number of shares of Stock that may be issued or transferred upon the exercise of Options intended to be Incentive Stock Options shall be 2,586,825 shares.

                    (ii)  No Employee may receive Awards representing more than 300,000 shares of Stock during any consecutive 12 months.

                    (iii)  With the exception of shares of Stock that may be issued or transferred upon the exercise of Nonqualified Stock Options, the maximum number of shares of Stock that may be delivered under the Plan as Awards shall not exceed twenty-five percent (25%) of the total number of shares of Stock available for Awards under this Plan.

ARTICLE IV
ADMINISTRATION

          4.1  COMMITTEE TO ADMINISTER PLAN.  Except as set forth in Article 4.2 below, the exclusive control and management of the operation of the Plan is delegated to the Committee.

          4.2  GRANT COMMITTEE.  (i) The Grant Committee shall be composed of the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and such other officers of the Company selected by resolution of the Board; (ii) members of the Grant Committee shall serve at the pleasure of the Board; (iii) the Grant Committee shall adopt such rules and regulations as it shall deem appropriate concerning the holding of meetings; and (iv) the majority of the Grant Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by all the members, shall be the acts of the Grant Committee. The resolution of the Board establishing the Grant Committee shall specify the total number of Options that the Grant Committee may grant.

          4.3  DETERMINATIONS TO BE MADE BY THE COMMITTEE AND THE GRANT COMMITTEE.  Subject to the provisions of this Plan, the Grant Committee shall determine (i) the Grantees of Options, and (ii) the number of shares of Common Stock subject to an Option. The Grant Committee may not grant an Option to any officer of the Company who is a member of the Grant Committee.  Subject to the provisions of this Plan, the Committee shall determine: (i) the date or dates upon which an Award may be exercised or granted; (ii) the manner in which an Award may be exercised including vesting requirements; (iii) Performance Objectives for the grant or vesting of Awards; (iv) such other terms to which an Award is subject and which are set forth in or incorporated by reference into an Option Agreement or any agreement evidencing any other Award; and (v) the form of any agreement evidencing Options or any other Award.

          4.4  NO AUTHORITY TO RE-PRICE.  Except as provided in Article XI of this Plan, none of the Board, the Committee or the Grant Committee shall have any authority to: (i) reprice any Option so that the Option Price shall be less than the Fair Market Value of the shares of the Common Stock on the Grant Date; (ii) take any other action that is treated as a repricing under generally accepted accounting principles; or (iii) canceling an option at a time when its Option Price exceeds the Fair Market Value (on the business day immediately before the day of cancellation) in exchange for another option unless the exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction.

          4.5  INTERPRETATION OF PLAN.  The Committee shall interpret the Plan, the terms of any Stock Option Agreement or an agreement evidencing any other Award in its sole discretion and from time to time may adopt such rules and regulations for carrying out the terms and purposes of the Plan and may take such other actions in the administration of the Plan as it deems advisable. The interpretation and construction by the Committee of any provision of this Plan, any Option Agreement or an agreement evidencing any other Award and the determination of any question arising under this Plan, any such rule or regulation, any Option Agreement or an agreement evidencing any other Award shall be final and binding.

          4.6  WAIVER.  The Committee shall have the right at any time or times to waive any condition on the exercise of any Award whenever it deems such a waiver to be appropriate in its sole discretion.

          4.7  LIMITED LIABILITY.  No member of the Board, any member of the Committee or any member of the Grant Committee shall be liable for any action or determination made in good faith with respect to the Plan.

ARTICLE V
ELIGIBILITY

          Any Grantee who meets the criteria established by the Committee or Grant Committee shall be eligible for the grant of an Award under this Plan.

ARTICLE VI
OPTIONS

          6.1  TERMS AND CONDITIONS OF OPTIONS.  Each Option shall specify the number of shares of Common Stock for which such Option shall be exercisable and the exercise price for each such shares of Common Stock. In addition, a Notice of Grant and Option Agreement shall evidence each Option. The Option Agreement may include such terms and conditions, not inconsistent with this Plan, as the Committee in its sole discretion shall determine, including, without limitation, a period for which the transferability of shares of Common Stock issued upon exercise of the Option is prohibited or restricted. The Option Agreement may provide for such conditions on the right of exercise as the Committee, in its sole discretion, deems appropriate, which conditions may, without limitation, include conditions based upon (i) the completion of a further period of continued employment in good standing, (ii) the performance of the Company, of any Subsidiary or of any division thereof, or of any restaurant, and/or (iii) the performance of the Grantee.

                  Options granted under this Plan may be Incentive Stock Options, Nonqualified Stock Options or a combination thereof. Each grant shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Common Stock with respect to which Options designated as Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options.

          6.2  PURCHASE PRICE.  The price (the “Option Price”) at which each share of Common Stock may be purchased shall be 100% of the Fair Market Value of the shares of Common Stock on the Grant Date.

                  For purposes of the Plan, the “Fair Market Value” of shares of Common Stock shall be equal to (a) if such shares are then traded on a national securities exchange or the Nasdaq National Market, the closing price on the business day immediately preceding the date of grant as reported in The Wall Street Journal or such other source as determined by the Committee, if any trades were made on such business day and such information is available, otherwise the average of the high and low prices on the business day immediately preceding the date of grant, on the principal national securities exchange or Nasdaq National Market on which it is so traded; or (b) if the shares are not traded on a national securities exchange or the Nasdaq National Market, the average of the last bid and asked prices on the business day immediately preceding the date of grant, in the over-the-counter market as reported by the Nasdaq Stock Market.

          6.3  PAYMENT AND EXERCISE OF OPTIONS PRICE.  The Option Price of the Options may be satisfied in cash, by a certified or cashier’s check, or unless otherwise determined by the Committee, by exchanging shares of Common Stock owned by the Grantee and held for the requisite period, if any, to avoid a charge to the Company’s earnings for financial reporting purposes at their Fair Market Value (on the business day immediately before the date of exercise), or by a combination of cash and shares of Common Stock.  In the discretion of the Committee, Options may be exercised through “cashless” exercise procedures. The Committee may also determine on or after the Grant Date of any Option (other than an Incentive Stock Option) that payment of the Option Price may also be made in whole or in part in the form of Restricted Shares or other Shares subject to risk of forfeiture or restrictions on transfer. Unless otherwise determined by the Committee, whenever any Option Price is paid in whole or in part by such consideration, the Shares received upon exercise of the Option shall be subject to the same risks of forfeiture or restrictions on transfer as those that applied to the consideration surrendered, provided that such risks of forfeiture and restrictions on transfer shall apply only to the same number of Shares received as applied to the Shares surrendered.

          6.4  MAXIMUM TERM.  Options granted under the Plan shall be exercisable in whole or in part at all times from the date of grant until ten years from the date of grant, except as otherwise provided in the Plan or a Stock Option Agreement.

          6.5  TERMINATION OF OPTION.  In the event that a Grantee shall cease to be employed by the Company or its Subsidiaries for any reason other than death, and the Grantee is in good standing on the date employment with the Company has ceased, the Grantee shall have the right (subject to Article 6.4) to exercise his or her Options at any time within 90 calendar days after such cessation of employment, but only as to such number of shares of Common Stock as to which the Option was exercisable (i.e., vested) at the date of such cessation of employment  Notwithstanding the provisions of the preceding sentence: (i) if cessation of employment occurs by reason of the Disability of the Grantee and the Grantee is in good standing at the time of cessation, such 90 calendar day period shall be extended to one calendar year from the date of cessation of employment (subject to Article 6.4); and (ii) if employment is terminated at the request of the Company or any Subsidiary for “Cause”, the Grantee’s right to exercise the Options shall terminate at the time notice of termination of employment is given by the Company or any such Subsidiary to such Grantee and the Options (whether vested or unvested) shall be immediately canceled. A transfer of employment from the Company to a Subsidiary or vice versa shall not be deemed a termination of employment.

                  If a Grantee dies while in the employ of and while in good standing with the Company or any of its Subsidiaries and/or within 90 calendar days after cessation of such employment (unless cessation occurs due to Cause), his or her estate, personal representative or the person that acquires his or her Option by bequest or inheritance or by reason of such death shall have the right to exercise such Option at any time within one calendar year from the date of death (subject to Article 6. 4 above), but only as to the number of shares as to which such Option was exercisable (i.e., vested) on the date of death. In any such event, unless so exercised within such one calendar year period, the Option shall terminate.

          6.6  EXERCISE OF OPTIONS.  Options shall be exercised by delivering a written notice of exercise to the Company. Each such notice shall state the number of shares of Common Stock with respect to which the Option is being exercised and shall be signed by the person (or persons) exercising the Option and, in the event the Option is being exercised by any person other than the Grantee, shall be accompanied by proof, satisfactory to counsel for the Company, of the right of such person to exercise the Option. The exercise price for each Option shall be paid in full for the number of shares of Common Stock specified in the notice as provided in this Article 6.6. As a condition to exercise, the Committee shall have the right in its discretion: (i) to require the Grantee to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto; or to withhold from the shares of Common Stock otherwise issuable upon the exercise of the Option, a portion of those shares with an aggregate Fair Market Value (on the business day immediately before the date of exercise) equal to the amount of such withholding tax requirements.

                  The date of exercise of an Option shall be on or about the date on which written notice of exercise shall have been delivered to the Company, but the exercise of an Option shall not be effective until the person (or persons) exercising the Option shall have complied with all the provisions of the Option Agreement governing the exercise of the Option. The Company shall deliver as soon as practicable after receipt of notice and payment, certificates for the shares of Common Stock subject to the Option. No one shall be deemed to be the holder of any shares of Common Stock subject to an Option, or have any other rights as a stockholder, unless and until certificates for the shares of such Common Stock are issued to that person.

ARTICLE VII
STOCK APPRECIATION RIGHTS

          The Committee may authorize grants to Grantees of the Stock Appreciation Rights. Any such grant shall be upon such terms and conditions as the Committee may determine in accordance with the provisions of the Plan, including:

          7.1  Any grant may specify that the Company may pay the amount payable on the exercise of a Stock Appreciation Right in cash, Common Stock or any combination thereof and may (i) either grant to the Grantee or reserve to the Committee the right to elect among those alternatives or (ii) preclude the right of the Grantee to receive and the Company to issue Common Stock or other equity securities in lieu of cash.

          7.2  Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right shall not exceed a maximum specified by the Committee on the Grant Date.

          7.3  Any grant may specify (i) a waiting period or periods before any Stock Appreciation Right shall become exercisable and (ii) permissible dates or periods on or during which any Stock Appreciation Right shall be exercisable.

          7.4  Any grant may specify that a Stock Appreciation Right may be exercised only in the event of a change in control of the Company or other similar transaction or event.

          7.5  Any grant of Stock Appreciation Right may provide for the payment to the Grantee of dividend equivalents thereon in cash or additional Common Stock on a current, deferred or contingent basis.

          7.6  Each grant shall be evidenced by an agreement delivered to and accepted by the Grantee, which shall describe the subject Stock Appreciation Right, identify any related Options, state that the Stock Appreciation Right is subject to all of the terms and conditions of this Plan and contain such other terms and provisions, not inconsistent with this Plan, as the Committee in its sole discretion may determine, including, without limitation, a period for which the transferability of shares of Common Stock that may be issued upon exercise of the Stock Appreciation Right is prohibited or restricted.

          7.7  Each grant of a Tandem Stock Appreciation Right shall provide that such Right may be exercised only (i) when the related Option (or any similar right granted under any other plan of the Company) is also exercisable and the Spread is positive; and (ii) by surrender of the related Option (or such other right) for cancellation.

          7.8  Each grant of Freestanding Stock Appreciation Right (i) shall specify a Base Price per share, which shall be equal to or greater than the Fair Market Value on the Grant Date; (ii) shall specify the period or periods of continuous employment of the Grantee by the Company or any Subsidiary that are necessary before the Freestanding Stock Appreciation Right or installments thereof shall become exercisable; and (iii) may provide for the earlier exercise of such Freestanding Stock Appreciation Right in the event of a change in control of the Company or other similar transaction or event.

          7.9  Successive grants of Freestanding Stock Appreciation Rights may be made to the same Grantee regardless of whether any such Rights previously granted to such Grantee remain unexercised.

          7.10  No Freestanding Stock Appreciation Right granted under this Plan may be exercised more than ten years from the Grant Date.

ARTICLE VIII
RESTRICTED SHARES

          The Committee may also authorize grants to Grantees of Restricted Shares upon such terms and conditions as the Committee may determine in accordance with the provisions of the Plan, including:

          8.1  Each grant shall constitute an immediate transfer of the ownership of Common Stock to the Grantee in consideration of the performance of services, subject to the substantial risk of forfeiture and restrictions on transfer as referred to hereinafter.

          8.2  Each grant may be made without additional consideration from the Grantee or in consideration of a payment by the Grantee that is less than the Fair Market Value on the Grant Date.

          8.3  Each grant shall provide that the Restricted Shares covered thereby shall be subject to a substantial risk of forfeiture within the meaning of Code Section 83 for a period to be determined by the Committee on the Grant Date, which period shall not be less than three (3) years from the Grant Date, and any grant or sale may provide for the earlier termination of such risk of forfeiture in the event of a change in control of the Company or other similar transaction or event.

          8.4  Unless the Committee determines otherwise, an award of Restricted Shares shall entitle the Grantee to dividend, voting and other ownership rights during the period for which such substantial risk of forfeiture is to continue.

          8.5  Each grant shall provide that, during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Grant Date. Such restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee.

          8.6  Any grant may require that any or all dividends or other distributions paid on the Restricted Shares during the period of such restrictions be automatically sequestered and reinvested on an immediate or deferred basis in additional Common Stock, which may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.

          8.7  Each grant shall be evidenced by an agreement delivered to and accepted by the Grantee and containing such terms and provisions, not inconsistent with this Plan, as the Committee in its sole discretion may determine, including, without limitation, a period after Restricted Shares are no longer subject to substantial risk of forfeiture for which the transferability of Restricted Shares is prohibited or restricted. Unless otherwise directed by the Committee, all certificates representing Restricted Shares, together with a stock power that shall be endorsed in blank by the Grantee with respect to such Shares, shall be held in custody by the Company until all restrictions thereon lapse.

ARTICLE IX
DEFERRED SHARES

          The Committee may authorize grants of Deferred Shares to Grantees upon such terms and conditions as the Committee may determine in accordance with the provisions of the Plan, including:

          9.1  Each grant shall constitute the agreement by the Company to issue or transfer Common Stock to the Grantee in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify.

          9.2  Each grant may be made without additional consideration from the Grantee or in consideration of a payment by the Grantee that is less than the Fair Market Value of the Common Stock on the Grant Date.

          9.3  Each grant shall provide that the Deferred Shares covered thereby shall be subject to a Deferral Period, which shall be fixed by the Committee on the Grant Date, and any grant or sale may provide for the earlier termination of such period in the event of a change in control of the Company or other similar transaction or event.

          9.4  Each grant shall provide that during the Deferral Period, the Grantee shall not have any (i) right to transfer any rights under the subject Deferred Shares, (ii) ownership rights in the Deferred Shares, and (ii) right to vote such shares.

          9.5  Any grant of Deferred Shares may provide for the payment to the Grantee of dividend equivalents thereon in cash or additional Common Stock on a current, deferred or contingent basis.

          9.6  Each grant shall be evidenced by an agreement delivered to and accepted by the Grantee and containing such terms and provisions, not inconsistent with this Plan, as the Committee in its sole discretion may determine, including without limitation a period after expiration of the Deferral Period for which the transferability of Deferred Shares is prohibited or restricted.

ARTICLE X
PERFORMANCE SHARES AND PERFORMANCE UNITS

          The Committee may also authorize grants of Performance Shares and Performance Units, which shall become payable to the Grantee upon such terms and conditions as the Committee may determine in accordance with the provisions of this Plan, including:

          10.1  Each grant shall specify (i) the number of Performance Shares or Performance Units to which it pertains, which may be subject to adjustment to reflect changes in compensation or other factors; (ii) the Performance Objectives that are to be achieved by the Grantee; and (iii) the time and manner of payment of Performance Shares or Performance Units that shall have been earned and any grant may specify that any such amount may be paid by the Company in cash, Common Stock or any combination thereof and may either grant to the Grantee or reserve to the Committee the right to elect among those alternatives.

          10.2  The Performance Period with respect to each Performance Share or Performance Unit shall commence on the Grant Date and may be subject to earlier termination in the event of a change in control of the Company or other similar transaction or event.

          10.3  Each grant may specify a minimum acceptable level of achievement of Performance Objectives below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the Performance Objectives. The Committee may adjust such minimum acceptable level of achievement if, in the sole judgment of the Committee, events or transactions have occurred after the Grant Date that are unrelated to the performance of the Grantee and result in distortion of the acceptable level of achievement.

          10.4  Any grant of Performance Shares may specify that (i) the amount payable with respect thereto may not exceed a maximum specified by the Committee on the Grant Date, and  (ii) the amount payable, or the number of shares of Common Stock issued, with respect thereto may not exceed maximums specified by the Committee on the Grant Date.

          10.5  Any grant of Performance Shares may provide for the payment to the Grantee of dividend equivalents thereon in cash or additional Common Stock on a current, deferred or contingent basis.

          10.6  Each grant shall be evidenced by an agreement delivered to and accepted by the Grantee, which shall state that the Performance Shares or Performance Units are subject to all of the terms and conditions of this Plan and such other terms and provisions, not inconsistent with this Plan, as the Committee in its sole discretion may determine, including, without limitation, a period for which the transferability of shares of Common Stock paid by the Company is prohibited or restricted.

ARTICLE XI
EFFECT OF CERTAIN CHANGES

          11.1  ANTI-DILUTION.  If there is any change in the number of shares of Common Stock through the declaration of stock dividends or through a re-capitalization which results in stock splits or reverse stock splits, the Board shall make corresponding adjustments to the number of shares of Common Stock available for Awards, the number of such shares covered by outstanding Awards and, if applicable, the prices per share applicable to such Awards in order to appropriately reflect any increase or decrease in the number of issued shares of Common Stock; provided, however, that any fractional shares of Common Stock resulting from such adjustment shall be eliminated. Any determination made by the Committee relating to such adjustments shall be final, binding and conclusive.

          11.2  CHANGE IN PAR VALUE.  In the event of a change in the Common Stock of the Company, as constituted as of the date of this Plan, which is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan.

          11.3  RIGHTS OF GRANTEES.  Except as expressly provided in this Article XI above or in the agreement evidencing an Award, the Grantee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, or consolidation or spin-off of assets or stock of the Company or another corporation, and any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award. The grant of an Award shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate or sell or transfer all or part of its business or assets.

ARTICLE XII
AMENDMENT AND TERMINATION

          The Board shall have the right to amend, suspend or terminate this Plan at any time.  No amendment shall be effective unless such amendment is approved by the stockholders of the Company where the failure to obtain such approval would adversely affect the compliance of the Plan with Section 162(m) and Section 422 of the Code or with other applicable laws, regulations or listing standards of the exchange or over-the-counter market upon which the Common Stock is listed.

ARTICLE XIII
ISSUANCE OF SHARES AND COMPLIANCE WITH SECURITIES REGULATIONS

          The obligation of the Company to sell and deliver the shares of Common Stock pursuant to Awards granted under this Plan shall be subject to all applicable laws, regulations, rules and Awards granted under this Plan shall be subject to all applicable laws, regulations, rules and approvals, including, but not by way of limitation, the effectiveness of a registration statement under the Securities Act of 1933, as amended, if deemed necessary or appropriate by the Board, to register the shares of Common Stock reserved for issuance hereunder under such Act.

ARTICLE XIV
APPLICATION OF FUNDS

          Any proceeds received by the Company as a result of the exercise of Awards granted under the Plan may be used for any valid corporate purpose.

ARTICLE XV
NOTICE

          Any notice to the Company required under this Plan shall be in writing and shall either be delivered in person or sent by registered or certified mail, return receipt requested, postage prepaid, to:

The Cheesecake Factory Incorporated
26950 Agoura Road
Calabasas Hills, California 91301
Attention: General Counsel

          Or, if to exercise an Award, to the Company at:

The Cheesecake Factory Incorporated
26950 Agoura Road
Calabasas Hills, California 91301
Attention: Performance Stock Incentive Plan Coordinator

          The Company may change the address for notice purposes from time to time.

ARTICLE XVI
WITHHOLDING TAXES

          To the extent the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Grantee or other person hereunder, it shall be a condition to the receipt of such payment or the realization of such benefit that the Grantee or such other person make arrangements satisfactory to the Company for payment of all such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit. If the Grantee, in connection with any Award, makes the election permitted under section 83(b) of the Code to include in such Grantee’s gross income in the year of transfer the amounts specified in Section 83(b) of the Code, then such Grantee shall notify the Company of such election within 10 days after filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code.

ARTICLE XVII
TERM OF PLAN

          The Plan shall terminate ten (10) years from the date upon which it is approved by the Board (i.e. May 17, 2009), provided, however, that the Company may terminate the Plan at any time after the 2000 fiscal year. In any event, termination shall be deemed to be effective as of the close of business on the day of termination. No Awards may be granted after such termination. Termination of the Plan, however, shall not affect the rights of Grantees under Awards previously granted to them, and all unexpired Awards shall continue in full force and operation after termination of the Plan until they lapse or terminate by their own terms and conditions.

ARTICLE XVIII
NO CONTRACT OF EMPLOYMENT; NO ASSIGNMENT

          18.1  NO CONTRACT, COMMITMENT OR GUARANTEE OF EMPLOYEMENT.  Nothing in this Plan constitutes an employment commitment by the Company, affects the Grantee’s status as an employee-at-will who is subject to termination without cause, confers upon the Grantee any right to remain employed by the Company or any subsidiary, interferes in any way with the right of the Company or any subsidiary at any time to terminate such employment, or affects the right of the Company or any subsidiary to increase or decrease the Grantee’s compensation or other benefits. The preceding sentence is subject, however, to the terms of any written employment agreement between the Grantee and the Company executed by a duly authorized officer (which may not be modified by any oral agreement).

          18.2  TRANSFERABILITY.  Except as otherwise provided in this Section 18.2, no Award granted under this Plan shall be transferable by a Grantee other than by will or the laws of descent and distribution, and Options and Stock Appreciation Rights shall be exercisable during the Grantee’s lifetime only by the Grantee or, in the event of the Grantee’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Grantee under state law.  Any attempt to transfer an Award in violation of this Plan shall render such Award null and void.

                  Except with respect to an Incentive Stock Option, the Committee may expressly provide in an Option Agreement or other agreement evidencing any other Award that the Option or other Award may be exercised by a Grantee’s family member who has acquired the Option or other Award from the Grantee through a gift or a domestic relations order. For purposes of this Section 18.2, a “family member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) own more than 50% of the voting interests. Subsequent transfers of Options or Awards shall be prohibited except in accordance with this Section 18.2. Any Award made under this Plan may provide that all or any part of the Shares that are to be (i) issued or transferred by the Company upon the exercise of Options or Stock Appreciation Rights, upon termination of the Deferral Period applicable to Deferred Shares or upon payment under any grant of Performance Shares or Performance Units, or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer set forth in Article VIII of this Plan, shall be subject to further restrictions on transfer.

ARTICLE XIX
EFFECTIVENESS OF THE PLAN

          The Plan became effective upon adoption by the Board. The Board adopted this Plan on May 18, 1999.  The Board amended this plan on November 28, 2000, March 11, 2002 and November 12, 2002. The Board amended and restated this Plan on April 5, 2004. This amendment and restatement shall become effective upon its approval by the Stockholders of the Company at the next Annual Meeting of Stockholders.

ARTICLE XX
CAPTIONS

          The use of captions in this Plan is for convenience of reference.  The captions are not intended to provide substantive rights and shall not be used in the construction or interpretation of this Plan or any provision thereof.

ARTICLE XXI
GOVERNING LAW

          All questions concerning the construction, interpretation and validity of this Plan and the instruments evidencing the Awards granted hereunder shall be governed by and construed and enforced in accordance with the domestic laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether in the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Plan, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.